PLUMAS BANCORP REPORTS CASH DIVIDEND

QUINCY, California, April 21, 2006 — The Board of Directors of Plumas Bancorp, (NASDAQ:PLBC), recently declared a semiannual cash dividend of 13 cents per share, an increase of 18% over the 11 cents per share semi-annual cash dividend paid in early 2005. The dividend will be paid on May 15, 2006 to shareholders of record as of May 1, 2006.

“The Board of Directors is pleased to take this action in recognition of Plumas Bancorp’s seventeenth year of consecutive earnings growth coupled with an impressive first quarter performance,” commented Douglas N. Biddle, president and chief executive officer. The Company’s first quarter 2006 earnings were up 31% over the same period last year.

Biddle concluded, “It is part of the Company’s long term strategy to continue to reward our shareholders.” This is the tenth consecutive year cash dividends have been paid by the Company.

The annual meeting of shareholders is scheduled for May 17, 2006 at 10:30 a.m. It will be held at the Plumas Bank Credit Administration building located at 32 Central Ave, Quincy, California.

Plumas Bancorp is a bank holding company and the parent company of Plumas Bank. Plumas Bank, based in Northeastern California, is a locally owned and managed full service community bank with assets of over $470 million. The bank operates twelve offices throughout Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta counties, offering a full range of personal and commercial banking services including checking, savings and depository accounts, commercial, installment, agriculture and mortgage loans, as well as other investment and insurance services to individuals, businesses, institutions and governmental agencies.

This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.